Exhibit 10.2

FIRST AMENDMENT TO LICENSE AGREEMENT

DATED JULY 18, 2013 BY AND BETWEEN

SCORES HOLDING COMPANY, INC. (“Licensor”) and

SOUTHEAST SHOW CLUBS, LLC and MICHAEL TOMKOVICH (“Licensees”)

Notwithstanding any provisions contained in the original license agreement between the parties, said parties hereby agree that said original license agreement is amended as follows:

1.	It is agreed that the principal office address for both licensees is 320 General Doolittle Drive, Jacksonville, FL 32225. All notices to be sent to the licensees shall be mailed to the aforesaid address, unless and until Licensees shall send to Licensor written notice be certified mail, return receipt requested, of a change in their principal office and mailing address.

2.	The parties further agree that as of the date of this amendment all references to the Palm Beach, Florida nightclub operated by the licensees and any provisions contained in paragraph 2 of the original license agreement entitled “Royalties and Other Payments” which would originally have applied to the aforesaid Palm Beach nightclub are hereby deleted and shall be void and of no effect with respect to the aforesaid nightclub.

3.	As of the date of this amendment the license agreement shall only apply to the nightclubs owned and operated by the defendants in Jacksonville, Florida and Savannah Georgia.

4.	Paragraph 2(a) of the original license agreement is hereby deleted and replaced by the following provision:

“2. ROYALTIES and OTHER PAYMENTS:

(a) Amount. Licensees agree to pay Licensor a fixed royalty payment of $5,000.00 per month for each club covered under this license agreement commencing on May 1, 2015.

5.	As of the date of this amendment the Savannah, Georgia nightclub operated by Licensees and any websites operated for said nightclub shall utilize the name “SCORES PRESENTS”.

6.	Paragraph 15 of the license agreement is hereby amended by adding the following provisions:

“All notices to be sent to the Licensees shall be mailed to their principal office address at 320 General Doolittle Drive, Jacksonville, Florida 32225.”

“Any invoice or written communication mailed to either party at the address for said party set forth in this paragraph or at any changed address, if properly communicated by written notice to the other party, shall be deemed to have been received by the party to which it was addressed if the item is returned by the U.S. Post Office or overnight delivery company to the mailing party marked either “ADDRESSEE UNKNOWN”, “REFUSED” or “UNCLAIMED”.”

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7.	Paragraph 16 of the license agreement is deleted and replaced by the following provision:

“16. Controlling Law:

This agreement and any amendments to this agreement shall be construed in accordance with the laws of the State of New York.”

8.	In the event that any provisions contained in this amendment shall conflict with any provisions contained in the original licensing agreement between the parties; then, in that event, the provisions contained in this amendment shall take precedence.

9.	That this agreement is the entire amendment between the parties. That the parties hereby adopt, reiterate and reaffirm the terms of their original license agreement dated July 18, 2013 in all respects, excluding the changes agreed to in this amendment.

Dated:   April 17, 2015

SCORES HOLDING COMPANY, INC.

By:	/s/ Howard Rosenbluth
Howard Rosenbluth, Treasurer

SOUTHEAST SHOW CLUBS, LLC

By:	/s/ Michael Tomkovich
Michael Tomkovich, Managing Member

/s/ Michael Tomkovich
Michael Tomkovich (individually)

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